Exhibit (e)(10)

                  AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT

      AMENDMENT made as of August 9, 2013 to the Distribution Services Agreement (the "Agreement") made as of July 22, 1992, as amended April 30, 1993, June 4, 1996, September 13, 2006, and November 2, 2007 between ALLIANCEBERNSTEIN GLOBAL BOND FUND, INC. (formerly, AllianceBernstein Global Government Income Trust, Inc.), a Maryland corporation (the "Fund"), and ALLIANCEBERNSTEIN INVESTMENTS, INC., (formerly, AllianceBernstein Investment Research and Management, Inc., and prior thereto, Alliance Fund Distributors, Inc.), a Delaware corporation (the "Underwriter"). Capitalized terms not defined herein have the meaning set forth in the Agreement

                                   WITNESSETH

      WHEREAS, the Fund and the Underwriter are parties to the Agreement;

      WHEREAS, the Fund has decided to issue and sell to the public shares of its Class Z Common Stock in addition to its Class A Common Stock, Class B Common Stock , Class C Common Stock, Advisor Class Common Stock, Class R Common Stock, Class K Common Stock and Class I Common Stock;

      WHEREAS, the Underwriter is willing to act, and the Fund wishes to appoint the Underwriter, as underwriter and distributor of the Class Z Shares of the Fund;

      NOW, THEREFORE, the parties agree to amend the Agreement as follows:

      1. Section 1 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

            SECTION 1. Appointment of Underwriter.

            The Fund hereby appoints the Underwriter as the principal underwriter and distributor of the Fund to sell to the public shares of its Class A Common Stock (the "Class A shares"), Class B Common Stock (the "Class B shares"), Class C Common Stock (the "Class C shares"), Advisor Class Common Stock (the "Advisor Class shares") , Class R Common Stock (the "Class R shares"), Class K Common Stock (the "Class K shares"), Class I Common Stock (the "Class I shares") and Class Z Common Stock (the "Class Z shares") and shares of such other class or classes as the Fund and the Underwriter shall from time to time mutually agree in writing shall become subject to this Agreement (the "New shares"), (the Class A shares, Class B shares, Class C shares, Advisor Class shares, Class R Shares, Class K Shares, Class I and Class Z Shares and New shares shall be collectively referred to herein as the "shares") and hereby agrees during the term of this Agreement to sell shares to the Underwriter upon the terms and conditions set forth herein.

      IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

                                                  ALLIANCEBERNSTEIN GLOBAL BOND
                                                  FUND, INC.

                                                  /s/ Stephen J. Laffey
                                                  -----------------------------
                                                  By: Stephen J. Laffey
                                                  Title: Assistant Secretary



                                                  ALLIANCEBERNSTEIN INVESTMENTS,
                                                  INC.

                                                  /s/ Daniel Notto
                                                  -----------------------------
                                                  By: Daniel Notto
                                                  Title: Assistant Secretary


Accepted as of the date written above
ALLIANCEBERNSTEIN L.P.

By:   /s/ Emilie D. Wrapp
      ----------------------------
Name:     Emilie D. Wrapp
Title:    Assistant Secretary